UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): February 26, 2015

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-15274	26-0037077
(State or other jurisdiction of incorporation )	(Commission File No.)	(IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas	75024-3698
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:  (972) 431-1000

 Not Applicable
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

J. C. Penney Company, Inc. (the “Company”) issued an earnings press release on February 26, 2015 announcing its 2014 fourth quarter and full year results of operations and financial condition. This information is attached as Exhibit 99.1.

The press release and accompanying schedules provide certain information regarding (i) earnings before net interest expense, income tax (benefit)/expense and depreciation and amortization (EBITDA), (ii) adjusted EBITDA, (iii) adjusted net income/(loss), (iv) adjusted earnings/(loss) per share - diluted and (v) free cash flow, all of which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. A reconciliation of each such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP is included with the release.

We define (i) EBITDA as net income/(loss) excluding net interest expense (including the loss on extinguishment of debt), income tax (benefit)/expense and depreciation and amortization, (ii) adjusted EBITDA as EBITDA excluding restructuring and management transition charges, the impact of the qualified pension plan, the net gain on the sale of non-operating assets, certain other net gains and the proportional share of net income from our joint venture formed to develop the excess property adjacent to our Home Office in Plano, Texas (Home Office Land Joint Venture), (iii) adjusted net income/(loss) as net income/(loss) excluding restructuring and management transition charges, the impact of the qualified pension plan, the loss on extinguishment of debt, the net gain on the sale of non-operating assets, certain other net gains and the proportional share of net income from the Home Office Land Joint Venture, in each case, net of tax, and the tax impact related to the allocation of tax expense to other comprehensive income items and (iv) adjusted earnings/(loss) per share - diluted as earnings/(loss) per share - diluted excluding restructuring and management transition charges, the impact of the qualified pension plan, the loss on extinguishment of debt, the net gain on the sale of non-operating assets, certain other net gains and the proportional share of net income from the Home Office Land Joint Venture, in each case, net of tax, and the tax impact related to the allocation of tax expense to other comprehensive income items.  Unlike other operating expenses, restructuring and management transition charges, the loss on extinguishment of debt, the net gain on the sale of non-operating assets, certain other net gains, the proportional share of net income from the Home Office Land Joint Venture and the tax impact related to the allocation of tax expense to other comprehensive income items are not directly related to the Company’s ongoing core business operations.  Qualified pension plan expense/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond the Company’s control, such as market volatility.  Accordingly, the Company eliminates qualified pension plan expense/(income) in its entirety as we view all components of net periodic benefit expense/(income) as a single, net amount, consistent with its presentation in our Consolidated Financial Statements.  We believe that the presentation of these non-GAAP financial measures and ratios, which our management relies on to assess our operating results, is useful in order to better understand our financial performance and facilitates the comparison of our results to the results of our peer companies.

We define free cash flow as cash flow from operating activities less capital expenditures, plus proceeds from the sale of operating assets.  We believe that free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities, pay-down of off-balance sheet pension debt and other obligations or payments made for business acquisitions.

We believe it is important to view each of these non-GAAP financial measures in addition to, rather than as a substitute for, the GAAP measures of net income/(loss), earnings/(loss) per share - diluted, and cash flow from operating activities, respectively.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit 99.1	J. C. Penney Company, Inc. News Release issued February 26, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By:	/s/ Edward Record Edward Record Executive Vice President and Chief Financial Officer

Date:  February 26, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	J. C. Penney Company, Inc. News Release issued February 26, 2015